UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 11, 2009

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
1411 Broadway New York, New York 10018 (Address of principal executive offices)
(212) 642-3860 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On May 11, 2009, Jones Apparel Group, Inc. (the "Company") announced that it, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation (together, the "Issuers") had further extended the expiration date of their previously announced tender offer for their outstanding 4.250% Senior Notes due 2009 (the "2009 Notes") to 9:00 a.m., New York City time, on May 12, 2009, unless further extended or earlier terminated by the Issuers (such time and date, as the same may be further extended or earlier terminated, the "Tender Expiration Date").

As of 10:00 a.m., New York City time, on May 11, 2009, the Issuers had received tenders with respect to $242,518,000 principal amount, or approximately 97% of the aggregate principal amount, of the outstanding 2009 Notes pursuant to the tender offer.

As a result of the extension of the tender offer, holders who have not previously tendered their 2009 Notes and wish to receive the Tender Offer Consideration (as defined below) for the 2009 Notes must validly tender and not validly withdraw their 2009 Notes on or prior to the Tender Expiration Date. Holders who have previously tendered 2009 Notes do not need to re-tender their 2009 Notes or take any other action in response to this extension.

The consideration for each $1,000 principal amount of 2009 Notes validly tendered and accepted for payment pursuant to the tender offer is $980 (the "Tender Offer Consideration"), plus accrued and unpaid interest from the last interest payment date to, but excluding, the settlement date for 2009 Notes purchased pursuant to the tender offer.

The Company issued a press release on May 11, 2009 announcing the extension of the tender offer, which is attached hereto as Exhibit 99.1 and furnished herewith.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of the Registrant dated May 11, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Ira M. Dansky Ira M. Dansky Executive Vice President, General Counsel and Secretary

 Date: May 11, 2009

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Registrant dated May 11, 2009.

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